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                                                                     Exhibit 3.2


                               ARTICLES OF AMENDMENT
                                       TO THE
                             ARTICLES OF INCORPORATION

       Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

       FIRST:     The name of the Corporation is JONES INTERNATIONAL NETWORKS,
                  LTD.

       SECOND: The following amendments were adopted by the shareholders of the Corporation by Unanimous Written Consent dated September 27, 1999, and the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group:

                  Paragraphs 6.1 and 6.2 of Article VI of the Articles of
              Incorporation of the Corporation be amended by striking out and eliminating the existing text thereof in its entirety and substituting the following in its place:

              "6.1. AUTHORIZED SHARES. The total number of shares of capital stock that the Corporation shall have authority to issue is 53,703,120 shares, consisting of three classes of capital stock:

                     (a) 50,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Stock");

                     (b) 1,785,120 shares of Class B Common Stock, par value $.01 per share (the "Class B Stock; and, together with the Class A Shares, the "Common Stock"); and

                     (c) 1,918,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock").

              6.2. DESIGNATIONS, PREFERENCES, ETC. The designations, preferences, powers, qualifications and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth in Articles VII and VIII below."

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       ; and

              That a new Article VIII shall be added to the Articles of Incorporation of the Corporation and that all remaining Articles succeeding the new Article VIII be renumbered accordingly. The new
       Article VIII shall read as follows:

                                   "ARTICLE VIII

              8.1. DIVIDENDS. The holders of the Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors. No dividends (in cash, property or shares of the Company) shall be paid on the Common Stock unless and until equal dividends per share have been declared and paid on the Preferred Stock.

              8.2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to receive, prior and in preference to the holders of Common Stock, $12.50 per share of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to the Preferred Stock), plus any unpaid dividends, and no more. A merger of the Company in which the Company is not the surviving entity (except a reincorporation merger or other mere changes of form of the Company) or a sale of all or substantially all of the Company's assets shall be deemed to be a liquidation, dissolution or winding up for purposes of this
       Section 8.2.

              8.3. AUTOMATIC CONVERSION. Each share of the Preferred Stock shall be automatically converted into that number of shares of Class A Stock equal to the Preferred Stock Conversion Rate (as defined in Section 8.4) upon the completion by the Company of a public equity offering or a series of public equity offerings raising aggregate gross proceeds of at least $20,000,000.

              8.4. OPTIONAL CONVERSION. Upon compliance with the procedures of this Section 8, each one share of Preferred Stock shall be convertible at the option of the holder thereof at any time into that number of shares of Class A Stock equal to the Preferred Stock Conversion Rate.
       The Preferred Stock Conversation Rate shall be determined by dividing $12.50 (as may be adjusted for any stock dividends, combinations or splits of the Preferred Stock) by the "Conversion

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       Price."  The Conversion Price shall initially be $12.50, subject to adjustment as hereinafter provided in this Section 8.4.

                     (A) If the Company shall at any time or from time to time prior to September 30, 2000, issue any shares of Common Stock, or preferred stock, warrants, options, rights, or other securities convertible into or exchangeable or exercisable for shares of Common Stock (such event being referred to hereinafter as a "Financing"), without consideration or for a consideration per share less than the prevailing Conversion Price, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted to a price equal to the consideration per share received or deemed received by the Company for such shares or securities convertible or exercisable for shares, provided, however, that this provision shall not apply to shares issued pursuant to any option or right to purchase or acquire Common Stock outstanding on September 30, 1999 or shares which the Company is contractually bound to issue on such date, regardless of the actual date of issuance. In the event of an adjustment, the number of shares of Common Stock issuable upon conversion shall be increased to the number obtained by dividing the product of the number of shares of Common Stock issuable upon conversion before such adjustment, and the Conversion Price in effect immediately prior to the issuance giving rise to this adjustment by the new Conversion Price.

              Notwithstanding anything contained in this Section 8.4, the adjustment provided for in the immediately preceding paragraph shall not apply to: (i) options to acquire shares of Common Stock at the fair market value thereof at the date of grant and the shares of Common Stock subject to such options; and (ii) shares of Class A Stock issued upon conversion of the Preferred Stock.

                     (B) In the event of the issuance by the Company after September 30, 2000 and prior to October 1, 2007, of any shares of Common Stock, or preferred stock, warrants, options, rights of other securities convertible into or exchangeable or exercisable for shares of Common Stock, without consideration or for a consideration per share less than the prevailing Conversion Price, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted to a price equal to the quotient obtained by dividing (i) an amount equal to the sum of
              (a) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (iii) of clause (C) below, all of which shall be

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              deemed to have been issued immediately prior to such issuance)
              multiplied by the Conversion Price in effect immediately prior to such issuance, plus (b) the consideration received by the Company upon such issuance, by (ii) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (iii) of clause (C) below, all of which shall be deemed to have been issued).

                     (C) For the purposes of any adjustment of the Conversion Price pursuant to clauses (A) and (B), the following provisions shall be applicable:

                            (i) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash received by the Company therefor, before deduction for any fees or commissions which may be paid in connection with any such issuance.

                            (ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value of such consideration as determined in the good faith judgment of the Board of Directors of the Company.

                            (iii) In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                   (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions
                            (i) and (ii) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

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                                   (2)    the aggregate maximum number of shares
                            of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (i) and (ii) above);

                                   (3)    on any change in the number of shares
                            or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change; and

                                   (4)    on the expiration of any such options
                            or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

                     (D) If the number of shares of Common Stock outstanding at any time hereafter is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of

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              holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, such Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion shall be increased in proportion to such increase in outstanding shares.

                     (E) If at any time hereafter the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion shall be decreased in proportion to such decrease in outstanding shares.

                     (F) If at any time hereafter any reorganization, reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), consolidation, merger (including a merger in which the Company is the surviving entity) or a sale or other disposition of all or substantially all of the Company's assets shall occur, then each share of Preferred Stock shall (in lieu of or, in respect of sales of all or substantially all assets, in addition to, being exercisable for shares of Common Stock) after such reorganization, reclassification, consolidation, merger, sale or other disposition be exercisable into the kind and number of shares of stock or other securities or property (including cash) of the Company or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section shall similarly apply to successive reorganizations, reclassifications and other transactions contemplated above.

                     (G) All calculations under this Section 8.4 shall be made to the nearest cent ($.01) or to the nearest one-tenth of a share, as the case may be. No fractional shares or scrip representing fractions of shares shall be issued upon conversion of any Preferred Stock. Instead, the number of shares of Class A Stock received upon conversion shall either be rounded


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              up or down to the appropriate number of full shares, depending on whether the applicable fraction of a share is half or less. If the fraction is less than half the number of shares shall be rounded down. If the fraction is half or more, the number of shares shall be rounded up.

                     (H)    In any case in which the provisions of this Section
              8.4 shall require that an adjustment of the Conversion Price shall become effective immediately after a record date for an event, the Company may, until the occurrence of such event, defer issuing to the holder of any Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon exercise before giving effect to such adjustment; provided, however, the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                     (I) Whenever the Conversion Price shall be adjusted as provided in Section 8.4, the Company shall forthwith file, at its principal office or at such other place as may be designated by the Company, a statement, signed by its president or chief financial officer and by its treasurer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Company shall cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each holder of the Preferred Stock at such holder's address appearing in the Company's records.

                     (J) In the event the Company shall propose to take any action of the types described in clause (F) of Section 8.4, the Company shall give notice to each holder of the Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Preferred Stock and the number, kind or class of shares or other securities or property which shall be deliverable or purchaseable upon the occurrence of such action or deliverable upon conversion of the Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the date

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              so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                     (K) The Company will not, by amendment of its Articles of incorporation or bylaws or through any reorganization, transfer of assets, reclassification, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company hereunder but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Warrants against impairment.

                     (L) The Company shall at all time reserve and keep available for issuance upon the conversion of the shares of Preferred Stock such number of its authorized but unissued shares of Class A Stock, free from all preemptive rights therein, as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Preferred Stock into Class A Stock and shall take all action required to increase the authorized number of shares of Class A Stock if at any time there shall be insufficient authorized but unissued shares of Class A Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

              8.5. PROCEDURE. In order to exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Company or in blank, at the office of the Company, accompanied by written notice that the holder thereof elects to convert Preferred Stock or a specified portion thereof. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney-in-fact. As promptly as practicable after the surrender of certificates for shares of Preferred Stock, the Company shall issue and shall deliver to such holder a certificate or certificates for the number of full shares of Class A Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 8. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of which the certificates

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       for shares of Preferred Stock shall have been surrendered and such notice received as aforesaid.

              8.6. VOTING RIGHTS. The holders of the Preferred Stock shall have one vote for each Class A Stock-equivalent share and shall vote with holders of the Common Stock (as a single voting group) on all matters brought before the shareholders, except as otherwise required by law or these Articles of Incorporation.

              8.7. REDEMPTION RIGHTS. The holders of a majority of the outstanding shares of Preferred Stock may elect, at any time and from time to time on and after October 1, 2007, to have the Company redeem all then outstanding Preferred Stock at $12.50 per share (as adjusted for any stock dividends, combinations or splits with respect to the Preferred Stock), plus all cumulative and unpaid dividends and any declared, but unpaid, dividends. The Company may also elect to redeem any or all of such shares on the same basis. If the Company elects to redeem less than all such shares, it shall do so on a prorata basis among the holders of such shares.

              8.8. NO REISSUANCE. All shares of Preferred Stock redeemed or converted pursuant to this Section 8 shall be canceled, shall not be re-issued and shall be eliminated from the shares which the Company is authorized to issue."

       THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

                     No change.

                                   JONES INTERNATIONAL NETWORKS, LTD.


                                   By: /s/ Jay B. Lewis
                                       --------------------------------
                                       Jay B. Lewis
                                       Group Vice President